Exhibit 99.1

Contacts:
OCZ Technology Group, Inc.	Bell Microproducts
Ryan Petersen, CEO	Dena Grigas
(408) 733-8400	Lages & Associates
(949) 453-8080
dena@lages.com
The Investor Relations Group
(212) 825-3210
Investor Relations:
Adam Holdsworth
or
Public Relations:
Mike Graff
OCZ TECHNOLOGY GROUP SIGNS BELL MICROPRODUCTS AS
DISTRIBUTION PARTNER FOR ITS SOLID STATE DRIVES
Partnership Facilitates Distribution to Business and Enterprise Clients in the Americas
SAN JOSE, Calif., February 24, 2010 — OCZ Technology Group, Inc. (OTCBB:OCZT), a worldwide leading provider of high-performance solid-state drives (SSDs) and memory modules for computing devices and systems, has signed a strategic distribution agreement with global distributor Bell Microproducts Inc. (NASDAQ: BELM) to further strengthen the availability of OCZ’s premium SSDs for business and enterprise clients. OCZ intends to distribute its complete range of Vertex 2.5 inch, Colossus 3.5 inch, Z-Drive PCI-E and customizable Intrepid solid state drives through Bell Micro.
An industry-recognized leader with over 20 years of experience in the design, configuration, integration, and support of storage systems, Bell Micro is one of the world’s largest value-added distributors of storage and computing technology, serving a diverse set of customers, including original equipment manufacturers (OEMs), commercial and value added resellers (VARs) and system builders.
OCZ’s superlative SSDs are an ideal match for Bell Micro’s unique and discerning customer base, revolutionizing performance, durability and power efficiency compared to traditional hard drives, and addressing a wide range of applications for enterprise-class data management.

OCZ Technology Group Signs Bell Microproducts as Distribution Partner ...\page 2
“Bell Microproducts is a leader in the distribution and integration of storage components and we are pleased to partner with Bell Micro to make our solid state solutions more readily available to enterprise clients,” said Ryan Petersen, Chief Executive Officer of OCZ Technology Group. “By continuously broadening partnerships with solution experts such as Bell Micro, OCZ is on a path to make SSDs the preferred choice over hard disk drives for professional infrastructures that place a premium on reliability, low power consumption, and total cost of ownership. OCZ’s reputation for innovative solid state drives, its ability to cater to the unique needs of enterprise clients and its understanding of global market needs, has led to strong brand recognition and leadership throughout the world. This partnership with Bell Micro will allow OCZ to continue to strengthen its international sales and distribution channel and make the company’s complete lineup of high-quality SSDs more readily available for enterprise class clients in a wide range of applications.”
According to Joe Cousins, Vice President of Marketing for Bell Micro, “We are dedicated to the storage marketplace and we see SSD technology as a strategic addition to high performance storage as well as embedded applications that require solid state computing performance and reliability. Adding OCZ to our line card further strengthens our product offering and helps solidify Bell Micro as the leader in solid state technology solutions. We are committed to having the best line up of SSDs and we are excited to add a company like OCZ.”
About Bell Microproducts Inc.
Bell Microproducts (NASDAQ: BELM), is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts web site at www.bellmicro.com.

OCZ Technology Group Signs Bell Microproducts as Distribution Partner ...\page 3
About OCZ Technology, Inc.
Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (“OCZ”) has built on its expertise in high-speed memory to become a dominant player in the manufacturing and distribution of solid state drives (SSDs), a disruptive, game-changing technology that is replacing traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, run cooler, and use significantly less power than the HDDs used in the majority of computers today. With the industry shifting from HDDs to SSDs, OCZ is well positioned to be a leader in this space. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise class power management products as well leading edge computer gaming solutions. With over three hundred customers in thirty countries, OCZ is supported by approximately two hundred ninety employees and has offices in San Jose, San Diego, Canada, Holland, and a manufacturing and logistics center in Taiwan. For more information, please visit: www.ocztechnology.com.
Forward-Looking Statements
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse change in general economic conditions; (ii) adverse change in the industries OCZ serves including without limitation computer manufacturing, retailers and etailers, information storage, internet search and content providers and computer system integrators; (iii) OCZ’s ability to manage material, including integrated circuit chip costs, and freight costs; (iv) OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (v) material adverse change in customers’ access to liquidity and capital; (vi) currency exchange or interest rates changes; (vii) market acceptance of the company’s products; (viii) significant changes in the competitive environment; (ix) changes in law, regulations and tax rates; and (x) other general economic, business and financing conditions and factors described in more detail in “Item 1A — Risk Factors” in Part II of our Form 10-Q filed with the SEC on January 14, 2010 for the 3rd quarter 2010. The filing is available on our website at www.ocztechnology.com. We do not undertake to update our forward-looking statements.
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